Exhibit 99.1

The First Bancshares, Inc. Reports 1st Quarter Earnings and Declaration of Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--May 3, 2011--The First Bancshares, Inc. (NASDAQ:FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the quarter ended March 31, 2011. The First Bancshares, Inc. also announced a quarterly dividend of $0.0375 per common share. The record date will be May 12, 2011 with a payable date of May 26, 2011.

Net income available to common shareholders for the three months ended March 31, 2011 amounted to $415,000, or $.14 per diluted share, compared to $460,000 or $.15 per diluted share for the same quarter in 2010, a decrease of $45,000 or 9.8%.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “Our first quarter results show continued improvement in profitability and growth. Total assets, total loans and total deposits increased and our net interest margin improved during the first three months of 2011. Our Company’s earnings also improved after adjusting for the one-time expenses incurred during the quarter. We are pleased with the Company’s progress and remain committed to our strategy of safe, sound, profitable growth.”

The following are key highlights for the three months ended March 31, 2011:

  Total assets increased $38.2 million or 7.6%
  Loans, net of unearned interest increased $4.2 million or 1.3%
  Deposits increased $38.2 million or 9.6%
  Completed construction of 9,000 square foot branch facility in Gulfport, MS

Net Interest Income and Non-Interest Income

Net interest income for the quarter ended March 31, 2011 increased to $4.3 million compared to $3.8 million for the same quarter in 2010. This increase was a result of increased loan volume, and lower funding costs. Net interest margin for the quarter ended March 31, 2011 was 3.65% as compared to 3.60% for the calendar year 2010.

Non-interest income increased for the three months ended March 31, 2011 as compared to the same period in 2010 by $74,000.

Non-Interest Expense Increased

Non-interest expense increased $826,000 to $4,524,000 during the three months ended March 31, 2011 as compared to the three months ended March 31, 2010. This reflects an increase of 22.3% in non-interest expense primarily related to nonrecurring events including compromises of contingent claims.

Total Assets, Net Loans and Deposits Increased

Total assets were up $38.2 million or 7.6% between December 31, 2010 and March 31, 2011. Total deposits increased $38.2 million or 9.6% over the same period. Total loans net of unearned discount increased $4.2 million or 1.3% between December 31, 2010 and March 31, 2011.

At March 31, 2011, The First Bancshares, Inc. reported total net loans of $336.8 million, total assets of $541.3 million, total deposits of $434.7 million and stockholders’ equity of $57.6 million.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First has operations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins and Gulfport, Mississippi. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)
($ amounts in thousands, except earnings, book value and total share volume)

	For three months
	ended March 31,
	2011	2010

Interest income	$5,733	$5,884
Interest expense	1,482	2,094
Net interest income	4,251	3,790
Provision for loan losses	348	165
Net interest income after provision for loan losses	3,903	3,625
Non-interest income	915	841
Non-interest expense	4,524	3,698
Income before income taxes	294	768
Income taxes	(207)	232
Net income	501	536
Preferred Dividends	86	62
Preferred Stock Accretion	-	14
Net income applicable to Common Stock	415	460

Earnings per share applicable to common shareholders-Basic	$.14	$.15
Earnings per share applicable to common shareholders-Diluted	$.14	$.15
Dividends per share	$.0375	$.075

	Mar 31,	Dec 31,	Mar 31,
	2011	2010	2010
Total assets	$541,254	$503,045	$511,314
Cash and due from banks	59,208	24,894	4,397
Federal funds sold	5,002	9,083	34,198
Investment securities	107,407	104,537	109,866
Loans, net of unearned interest	336,792	332,573	331,351
Allowance for loan losses as % of net loans	1.28%	1.39%	1.36%
Loans past due 90 days and still accruing	480	1,071	571
Non-accrual loans	4,024	4,212	3,857
Non-accrual securities	1,950	1,950	1,700
Other real estate owned	3,913	3,995	4,172
Deposits-interest bearing	383,536	348,167	370,953
Deposits-non-interest bearing	51,128	48,312	48,122
Total deposits	434,664	396,479	419,075
Borrowed funds	30,088	30,107	32,011
Subordinated debentures	10,310	10,310	10,310
Stockholders’ equity	57,607	57,099	44,326
Book value (per share)	13.20	13.24	13.02
Total shares outstanding	3,066,072	3,019,869	3,019,869

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, CEO
or
DeeDee Lowery, CFO
601-268-8998